                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant under Rule 14a-12
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                               ALEXANDER'S, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                               ALEXANDER'S, INC.

                                   NOTICE OF
                                 ANNUAL MEETING
                                OF STOCKHOLDERS

                                      AND

                                PROXY STATEMENT

                                      2000

                               ALEXANDER'S, INC.
                             PARK 80 WEST PLAZA II
                         SADDLE BROOK, NEW JERSEY 07663

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 31, 2000

                            ------------------------

To the Holders of Common Stock:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Alexander's, Inc., a Delaware corporation (the "Company"), will be held at the Marriott Hotel, Interstate 80 and the Garden State Parkway, Saddle Brook, New Jersey 07663 on Wednesday, May 31, 2000 at 2:00 P.M. for the following purposes:

     1. The election of three persons to the Board of Directors of the Company, each for a term of three years;

     2. The approval of an amendment to the Company's Omnibus Stock Plan; and

     3. The transaction of such other business as may properly come before the meeting or any adjournment or postponement thereof.

     Pursuant to the By-laws of the Company, the Board of Directors of the Company has fixed the close of business on April 20, 2000, as the record date for determination of stockholders entitled to notice of and to vote at the meeting.

     Your attention is called to the attached proxy statement. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO COMPLETE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING IN PERSON, YOU MAY WITHDRAW YOUR PROXY AND VOTE YOUR OWN SHARES.

                                           By Order of the Board of Directors,

                                           Stephen Mann
                                           Chairman

                               ALEXANDER'S, INC.
                             PARK 80 WEST PLAZA II
                         SADDLE BROOK, NEW JERSEY 07663

                            ------------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 31, 2000

                            ------------------------

                                  INTRODUCTION

     The enclosed proxy is being solicited by the Board of Directors of Alexander's, Inc., a Delaware corporation (together with its consolidated subsidiaries, the "Company", unless the context indicates otherwise), for use at the Annual Meeting of Stockholders of the Company to be held on Wednesday, May 31, 2000 (the "Annual Meeting"). The proxy may be revoked by the stockholder at any time prior to its exercise at the Annual Meeting. The cost of soliciting proxies will be borne by the Company. MacKenzie Partners, Inc. has been engaged by the Company to solicit proxies, at a fee not to exceed $5,000. In addition to solicitation by mail and by telephone calls, arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals and the Company may reimburse them for their expenses in so doing.

     Only stockholders of record at the close of business on April 20, 2000 are entitled to notice of and to vote at the Annual Meeting. On April 20, 2000, there were 5,000,850 shares of Common Stock, par value $1.00 per share ("Common Stock") outstanding, each entitled to one vote at the Annual Meeting.

     Under the Company's By-laws, the affirmative vote of a plurality of all the votes cast at the Annual Meeting, assuming a quorum is present, is sufficient to elect Directors. The approval of the amendment to the Company's Omnibus Stock Plan must receive an affirmative vote by a majority of the votes cast to be approved. A majority of the outstanding shares will constitute a quorum at the meeting. Proxies marked "withhold authority" (including proxies from brokers or other nominees indicating that such persons do not have discretionary power to vote shares in certain matters) will be counted for the purpose of determining the presence of a quorum, but will not be counted for purposes of determining whether a proposal has been approved.

     The principal executive office of the Company is located at Park 80 West Plaza II, Saddle Brook, New Jersey 07663. The accompanying notice of the annual meeting of stockholders, this proxy statement and the enclosed proxy will be mailed on or about May 8, 2000 to the Company's stockholders of record as of the close of business on April 20, 2000.

                             ELECTION OF DIRECTORS

     The By-laws of the Company provide that the Board of Directors shall be divided into three classes. One class of directors is elected at each annual meeting of stockholders to hold office for a term of three years and until their successors are duly elected and qualify. Three nominees for Class III Directors are to be elected at the Annual Meeting to serve on the Board of Directors until the Company's Annual Meeting in 2003 and their respective successors shall have been elected and qualified. Present Class I and II Directors serve until the Company's Annual Meetings in 2001 and 2002, respectively.

     Unless otherwise directed in the proxy, the person named in the enclosed proxy, or his or her substitute, will vote such proxy for the election of the three nominees listed below as Class III Directors for a three-year term and until their respective successors are elected and qualify. If any nominee at the time of election is unavailable to serve, it is intended that the person named in the proxy, or his substitute, will vote for an alternative nominee who will be designated by the Board. Proxies may be voted only for the three nominees named or such alternates. However, the Board has no reason to anticipate that any of the nominees hereafter named will not be available to serve.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE ELECTION OF THE NOMINEES LISTED BELOW AS CLASS III DIRECTORS. It is the Company's understanding that Interstate Properties ("Interstate"), a New Jersey general partnership, Vornado Realty Trust ("Vornado") and Steven Roth, the Managing General Partner of Interstate and Chief Executive Officer and director of the Company and Chairman of the Board of Trustees and Chief Executive Officer of Vornado, who own in the aggregate 60.1% of the Common Stock, will vote for this proposal.

     The nominees for election as Class III Directors are currently members of the Board of Directors. The present members of the Board of Directors are listed below, together with a brief biography for each such person and the year in which he first became a Director of the Company.

                                                       PRINCIPAL OCCUPATION           YEAR TERM
                                                       AND PRESENT POSITION             WILL      INITIAL
NAME                                     AGE             WITH THE COMPANY              EXPIRE     ELECTION
----                                     ---           --------------------           ---------   --------
NOMINEES FOR ELECTION TO SERVE AS
DIRECTORS UNTIL THE ANNUAL MEETING IN
2003 (CLASS III)

Steven Roth............................  58    Chief Executive Officer of the           2000        1989
                                               Company since March 2, 1995; Chairman
                                               and Chief Executive Officer of
                                               Vornado since 1989 and Trustee of
                                               Vornado since 1979; Chairman of the
                                               Board and Chief Executive Officer of
                                               Vornado Operating Company; Managing
                                               General Partner of Interstate, and a
                                               Director of Capital Trust, Inc.

David Mandelbaum(1)....................  64    A member of the law firm of              2000        1995
                                               Mandelbaum & Mandelbaum, P.C.; a
                                               general partner of Interstate since
                                               1968; Trustee of Vornado since 1979.

Richard West(2)........................  62    Dean Emeritus, Leonard N. Stern          2000        1984
                                               School of Business, New York
                                               University; Professor of Finance from
                                               1984 through 1995, and Dean from 1984
                                               through August 1993; prior thereto,
                                               Dean of the Amos Tuck School of
                                               Business Administration at Dartmouth
                                               College; Director or Trustee of
                                               Vornado, Vornado Operating Company,
                                               Bowne & Co., Inc., various investment
                                               companies managed by Merrill Lynch
                                               Asset Management, Inc. and various
                                               investment companies managed by
                                               Hotchkis & Wiley.
PRESENT DIRECTORS ELECTED TO SERVE AS
DIRECTORS UNTIL THE ANNUAL MEETING IN
2001 (CLASS I)

Stephen Mann(3)........................  62    Chairman of the Board of Directors of    2001        1980
                                               the Company since March 2, 1995;
                                               Interim Chairman of the Board of
                                               Directors of the Company from August
                                               8, 1994 to March 2, 1995; Chairman of
                                               the Clifford Companies since 1990;
                                               prior thereto, counsel to the law
                                               firm of Mudge, Rose, Guthrie,
                                               Alexander & Ferdon.

                                                       PRINCIPAL OCCUPATION           YEAR TERM
                                                       AND PRESENT POSITION             WILL      INITIAL
NAME                                     AGE             WITH THE COMPANY              EXPIRE     ELECTION
----                                     ---           --------------------           ---------   --------
Thomas R. DiBenedetto(4)...............  50    President of Boston International        2001        1984
                                               Group, Inc. since prior to 1986;
                                               Director of Showscan Corp.; Director
                                               of National Wireless Holdings, Inc.;
                                               Managing Director of Olympic
                                               Partners, a real estate investment
                                               firm.

Michael D. Fascitelli..................  43    President and Trustee of Vornado         2001        1996
                                               since December 1996; President and
                                               Director of Vornado Operating
                                               Company; Partner at Goldman Sachs, in
                                               charge of its real estate practice
                                               from December 1992 to December 1996
                                               and a vice president prior thereto.
PRESENT DIRECTORS ELECTED TO SERVE AS
DIRECTORS UNTIL THE ANNUAL MEETING IN
2002 (CLASS II)

Arthur Sonnenblick(5)..................  68    Managing Director of Sonnenblick-        2002        1984
                                               Goldman Company, real estate
                                               investment bankers, since January 1,
                                               1996 and Vice Chairman and Chief
                                               Executive Officer prior thereto.

Russell B. Wight, Jr...................  60    A general partner of Interstate since    2002        1995
                                               1968; Trustee of Vornado since 1979
                                               and Director of Vornado Operating
                                               Company and Insituform Technologies,
                                               Inc.

Neil Underberg.........................  71    A member of the law firm of Whitman      2002        1980
                                               Breed Abbott & Morgan since December
                                               1987.

---------------
(1) Mr. Mandelbaum, formerly a Class I director of the Company, was elected as a Class III director of the Company by the Board of Directors on March 2, 2000.

(2) Mr. West, formerly a Class I director of the Company, was elected as a Class III director of the Company by the Board of Directors on March 2, 2000.

(3) Mr. Mann, formerly a Class III director of the Company, was elected as a Class I director of the Company by the Board of Directors on March 2, 2000. Mr. Mann was also re-elected Chairman of the Board by the Board of Directors on March 2, 2000.

(4) Mr. DiBenedetto, formerly a Class III director of the Company, was elected as a Class I director of the Company by the Board of Directors on March 2, 2000.

(5) Mr. Sonnenblick also served as a director of the Company between 1980 and 1982.

     The Company is not aware of any family relationships among any directors, executive officers or nominees.

     The Board of Directors held three meetings during 1999. Messrs. Roth, Fascitelli, West and Wight are the members of the Executive Committee of the Board of Directors, which is authorized to exercise virtually all the powers of the Board of Directors in the management of the business and affairs of the Company to the fullest extent permitted by law. The Executive Committee of the Board of Directors did not meet in 1999.

     The purposes of the Audit Committee are to assist the Board: (i) in its oversight of the Company's accounting and financial reporting principles and policies and internal controls and procedures; (ii) in its oversight of the Company's financial statements and the independent audit thereof; (iii) in selecting, evaluating and, where deemed appropriate, replacing the outside auditors; and (iv) in evaluating the independence of the outside auditors. The function of the Audit Committee is oversight. The management of the Company is responsible for the preparation, presentation and integrity of the Company's financial statements and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The outside auditors are responsible for planning and carrying out a proper audit and reviews and other procedures. Messrs. West, Underberg and DiBenedetto are the members of the Audit Committee. The Audit Committee held four meetings during 1999.

     The Omnibus Stock Plan Committee is responsible for administering the Company's Omnibus Stock Plan. The Committee consists of two members, Messrs. West and DiBenedetto. The Omnibus Stock Plan Committee held one meeting during 1999.

     The Compensation Committee is responsible for establishing the terms of the compensation of the executive officers. The Committee consists of two members, Messrs. Mann and DiBenedetto. The Compensation Committee did not meet in 1999.

     All directors attended 75% or more of the meetings of the Board of Directors and the Committees on which they served in 1999.

          BOARD OF DIRECTORS REPORT ON EXECUTIVE OFFICER COMPENSATION

     During 1999, Mr. Roth was the Chief Executive Officer of the Company but did not receive any base salary or bonus in 1999 for his services in such capacity. In March 1999, Mr. Roth was granted options to purchase 350,000 shares of Common Stock, exercisable at the current market price on the date the option were granted.

     During 1999, Joseph Macnow was the Vice President-Chief Financial Officer of the Company but did not receive any base salary or bonus in 1999 for his services in such capacity. In March 1999, Mr. Macnow was granted options to purchase 35,000 shares of Common Stock, exercisable at the current market price on the date the options were granted.

     During 1999, Irwin Goldberg was the Secretary and Treasurer of the Company but did not receive any base salary, bonus or incentive compensation in 1999 for his services in such capacity.

     The compensation currently paid to the named officers of the Company is not limited by the cap on deductible compensation imposed by Section 162(m) of the Internal Revenue Code.

                                          Stephen Mann
                                          Thomas R. DiBenedetto

                               PERFORMANCE GRAPH

     The line graph that follows charts the yearly percentage change in cumulative stockholder return on an investment in the Company's Common Stock against the Standard & Poor's 500 Index (the "S&P 500") and the National Association of Real Estate Investment Trusts ("NAREIT") All Equity Index (excluding Health Care REIT's). The graph assumes an investment of $100 on December 31, 1994 (weighted on the basis of market capitalization) and accumulation and reinvestment of all dividends paid thereafter through December 31, 1999. THERE CAN BE NO ASSURANCE THAT THE COMPANY'S STOCK PERFORMANCE WILL CONTINUE WITH THE SAME OR SIMILAR TRENDS DEPICTED IN THE GRAPH BELOW.

                                                                                                         NAREIT ALL EQUITY INDEX
                                                       ALEXANDER'S                S&P 500 INDEX                    (1)
                                                       -----------                -------------          -----------------------
1994                                                     100.00                      100.00                      100.00
1995                                                     131.00                      137.00                      115.00
1996                                                     150.00                      169.00                      156.00
1997                                                     172.00                      225.00                      188.00
1998                                                     148.00                      290.00                      155.00
1999                                                     149.00                      351.00                      148.00

(1) Excluding Health Care REITs.

          PRINCIPAL STOCKHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth certain information regarding the ownership of the Company's Common Stock as of April 20, 2000, by (i) each director of the Company, (ii) each person known by the Company to be the owner of more than five percent of the Company's outstanding Common Stock and (iii) all directors, nominees and executive officers as a group. Except as otherwise indicated, each listed beneficial owner is the direct owner of and has sole investment and voting power with respect to such shares. Unless otherwise noted, the address of all such persons is c/o Alexander's, Inc., Park 80 West Plaza II, Saddle Brook, New Jersey 07663.

                                                                   AMOUNT AND
                                                              NATURE OF BENEFICIAL      PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                            OWNERSHIP(1)(5)          CLASS(2)
------------------------------------                          --------------------      ----------
Steven Roth.................................................       1,483,268(3)            29.0%
Russell B. Wight, Jr........................................       1,367,468(3)(4)         27.3%
David Mandelbaum............................................       1,357,968(3)            27.1%
Michael D. Fascitelli.......................................         261,000                5.0%
Neil Underberg..............................................           3,900                  *
Richard West................................................           3,600                  *
Stephen Mann................................................           3,510(6)               *
Thomas DiBenedetto..........................................           3,400                  *
Arthur Sonnenblick..........................................           3,400                  *
All directors and executive officers as a group
  (11 persons)..............................................       1,790,278               33.1%
Vornado Realty Trust........................................       1,654,068(7)            33.1%
Interstate Properties.......................................       1,354,568(3)(7)         27.1%
Franklin Mutual Advisers, Inc.
  51 John F. Kennedy Parkway
  Short Hills, New Jersey 07078.............................         572,990(8)            11.5%
Ronald Baron, BAMCO, Inc. and Baron Capital Management, Inc.
  450 Park Avenue
  New York, New York 10022..................................         549,320(9)            11.0%

---------------
 *  Does not exceed 1%.

(1) Based on 5,000,850 shares outstanding as of April 20, 2000.

(2) The percentages in this column assume that all shares of Common Stock that each person has the right to acquire within 60 days pursuant to the exercise of options to purchase Common Stock ("Options") are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the ownership percentage of any other person.

(3) Interstate, a partnership of which Messrs. Roth, Wight and Mandelbaum are the general partners, owns 1,354,568 shares. These shares are included in the total shares and the percentage of class of Interstate, Mr. Roth, Mr. Wight and Mr. Mandelbaum. Messrs. Roth, Wight and Mandelbaum share investment power and voting power with respect to these shares.

(4) Includes 9,500 shares owned by the Wight Foundation, over which Mr. Wight holds sole investment and voting power.

(5) Includes Options for Common Stock which are currently exercisable.

(6) Includes 10 shares owned by Mr. Mann's son, a minor.

(7) Interstate owns 15.0% of the common shares of beneficial interest of Vornado. Interstate and its three general partners (Messrs. Roth, Mandelbaum and Wight, all directors of the Company) own in the aggregate 17.8% of the common shares of beneficial interest of Vornado. Interstate, its three general partners and Vornado own in the aggregate 60.3% of the outstanding shares of the Common Stock of the Company. See "Certain Transactions" below.

(8) Based on Schedule 13G dated January 27, 1999, Franklin Mutual Advisors, Inc. has sole investment discretion and voting authority with respect to the shares.

(9) Based on Schedule 13D dated August 19, 1999, Ronald Baron owns 538,800 shares in his capacity as a controlling person of BAMCO, Inc. and Baron Capital Management, Inc. Mr. Baron disclaims beneficial ownership of these shares. He also owns 10,520 shares personally. Mr. Baron has the sole power to vote or direct the vote and to dispose or direct the disposition of 10,520 shares and shared power to vote or direct the vote and to dispose or direct the disposition of 538,580 shares, including 400,500 shares purchased by BAMCO, Inc. for its investment advisory clients and 138,300 shares purchased by Baron Capital Management Inc. for its investment advisory clients. Mr. Baron is the President of BAMCO, Inc. and Baron Capital Management Inc.

                             EXECUTIVE COMPENSATION

     The following table summarizes the compensation paid by the Company and its subsidiaries to the Company's executive officers, who were serving as executive officers at December 31, 1999, and to the Company's Chairman of the Board of Directors for services rendered in all capacities to the Company and its subsidiaries for the years 1997 through 1999 ("Covered Executives").

                           SUMMARY COMPENSATION TABLE

                                                     ANNUAL
                                                  COMPENSATION             LONG TERM
                                           ---------------------------    COMPENSATION       ALL OTHER
NAME AND PRINCIPAL POSITION                YEAR   SALARY($)   BONUS($)   AWARDS/OPTIONS   COMPENSATION($)
---------------------------                ----   ---------   --------   --------------   ---------------
Stephen Mann.............................  1999    250,000      --           10,000             --
  Chairman of the Board of Directors(1)    1998    250,000      --               --             --
                                           1997    250,000      --               --             --
Steven Roth..............................  1999         --      --          350,000             --
  Chief Executive Officer(1)(2)            1998         --      --               --             --
                                           1997         --      --               --             --
Joseph Macnow............................  1999         --      --           35,000             --
  Vice President-Chief Executive
     Officer(3)                            1998         --      --               --             --
                                           1997         --      --               --             --
Irwin Goldberg...........................  1999         --      --               --             --
  Secretary and Treasurer(4)               1998         --      --               --             --
                                           1997         --      --               --             --

---------------
(1) Mr. Mann was appointed Chairman on March 2, 1995 when Mr. Roth was appointed Chief Executive Officer of the Company.

(2) The fee payable by the Company to Vornado includes the services of Mr. Roth as Chief Executive Officer of the Company. Mr. Roth is compensated as an officer of Vornado and does not receive any additional consideration for providing services to the Company. See "Certain Transactions".

(3) The fee payable by the Company to Vornado includes the services of Mr. Macnow as Vice President-Chief Financial Officer of the Company. Mr. Macnow is compensated as an officer of Vornado and does not receive any additional compensation for providing services to the Company. See "Certain Transactions".

(4) The fee payable by the Company to Vornado includes the services of Mr. Goldberg as Secretary and Treasurer of the Company. Mr. Goldberg is compensated as an officer of Vornado and does not receive any additional compensation for providing services to the Company. See "Certain Transactions".

     The following table lists all grants of stock options to the Covered Executives made in 1999 and their potential realizable values, assuming annualized rates of share price appreciation of 5% and 10% over the term of the grant. All of such grants were made in 1999.

                             OPTION GRANTS IN 1999

                                               INDIVIDUAL GRANTS
                          -----------------------------------------------------------   POTENTIAL REALIZABLE VALUE AT
                                              % OF TOTAL                                   ASSUMED ANNUAL RATES OF
                             NUMBER OF         OPTIONS       EXERCISE OR                SHARE PRICE APPRECIATION FOR
                              SHARES          GRANTED TO     BASE PRICE                        OPTION TERM(2)
                            UNDERLYING       EMPLOYEES IN     PER SHARE    EXPIRATION   -----------------------------
NAME                      OPTIONS GRANTED    FISCAL YEAR         (1)          DATE           5%              10%
----                      ---------------   --------------   -----------   ----------   -------------   -------------
Steven Roth.............      350,000             58%          $70.375      3/04/09      $15,490,461     $39,255,869
Joseph Macnow...........       35,000              6%          $70.375      3/04/09      $ 1,549,046     $ 3,925,587
Steven Mann.............       10,000              2%          $70.375      3/04/09      $   442,585     $ 1,121,596

---------------
(1) The exercise or base price per Share is equal to the current market price on the date the option was granted.

(2) Potential Realizable Value is based on the assumed annual growth rates for the market value of the Shares shown over their ten-year term. For example, a 5% growth rate, compounded annually, results in a stock price of $114.63 per Share and a 10% growth rate, compounded annually, results in a stock price of $182.53 per Share. These Potential Realizable Values are listed to comply with the regulations of the

    Securities and Exchange Commission, and the Company cannot predict whether these values will be achieved. Actual gains, if any, on share option exercises are dependent on the future performance of the Shares.

     The following table summarizes all exercises of options during 1999, and the number and value of options held at December 31, 1999, by the Covered Executives.

         AGGREGATED OPTION EXERCISES IN 1999 AND YEAR END OPTION VALUES

                                                                                 VALUE OF UNEXERCISED
                                 SHARES                 NUMBER OF UNEXERCISED        IN-THE-MONEY
                                ACQUIRED                 OPTIONS AT 12/31/99      OPTIONS AT 12/31/99
                                   ON        VALUE          EXERCISABLE/             EXERCISABLE/
NAME                            EXERCISE    REALIZED        UNEXERCISABLE            UNEXERCISABLE
----                            --------    --------    ---------------------    --------------------
Steven Roth...................    --           $--       119,000/231,000         $1,026,375/1,992,375
Joseph Macnow.................    --           --         11,900/23,100             102,638/199,238
Steven Mann...................    --           --          3,400/6,600               29,325/56,925

                              EMPLOYMENT CONTRACTS

     Mr. Mann's original three-year employment contract, which had a term expiring in March 1999, has been extended through the date of the 2001 Annual Meeting of Stockholders of the Company. Both the original employment agreement and the extension provide for a base salary of $250,000 per annum to be paid to Mr. Mann. In the event of termination of the employment agreement by the Company without just cause, or if Mr. Mann resigns for good reason, Mr. Mann will continue to be paid his base salary until the end of the term provided for under the employment agreement.

                           COMPENSATION OF DIRECTORS

     Directors of the Company received an annual retainer of $13,500 for their services in 1999. In addition, directors who are not compensated as officers of the Company received a fee of $500 for each Board or Committee meeting attended and were granted options to purchase 10,000 shares of Common Stock with the exception of Mr. Fascitelli, who was granted options to purchase 150,000 shares of Common Stock. The options are exercisable at the current market price on the date the options were granted.

     Effective March 2, 1995, Mr. Mann became Chairman of the Board of Directors and entered into an employment agreement under which he is paid $250,000 per annum. In addition, Mr. Mann was granted options to purchase 10,000 shares of Common Stock, exercisable at the current market price on the date the options were granted. See "Employment Contracts."

         COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN
                             COMPENSATION DECISIONS

     The Company has a Compensation Committee, consisting of Messrs. Mann and DiBenedetto. There are no interlocking relationships involving the Company's Board of Directors which require disclosure under the executive compensation rules of the Securities and Exchange Commission.

                              CERTAIN TRANSACTIONS

     Steven Roth is Chief Executive Officer and a Director of the Company, the Managing Partner of Interstate Properties ("Interstate") and Chairman of the Board and Chief Executive Officer of Vornado Realty Trust ("Vornado"). Interstate owns 27.1% of the outstanding Common Stock of the Company and owns 15.0% of the outstanding common shares of beneficial interest of Vornado. In addition, Mr. Roth owns

1.8% of the outstanding common shares of beneficial interest of Vornado. Mr. Roth, Interstate and the other two general partners of Interstate, David Mandelbaum and Russell B. Wight, Jr. (who are also directors of the Company and trustees of Vornado) own, in the aggregate, 17.8% of the outstanding common shares of beneficial interest of Vornado. Vornado owns 33.1% of the outstanding Common Stock of the Company. From October 21, 1999 through April 5, 2000, Vornado increased its ownership in the Company from 29.3% to 33.1% by acquiring an additional 188,500 shares of Common Stock.

     The Company is managed by and its properties are redeveloped and leased by Vornado, pursuant to agreements with a one-year term which are automatically renewable.

     The Company is currently undertaking the excavation and laying the foundation for its Lexington Avenue property as part of the proposed development of a large multi-use building. In connection therewith, the Company purchased 140,000 square feet of development rights from Vornado for $12,200,000 (Vornado's cost plus $243,000 in interest and closing costs). The development rights were contracted for and paid for in 1999, with the closing scheduled to take place when the developments which give rise to the development rights are completed in 2000.

     The annual management fee payable by the Company to Vornado is equal to the sum of (i) $3,000,000, (ii) 3% of the gross income from the Kings Plaza Mall ($501,751 for the year ended December 31, 1999), plus (iii) 6% of development costs with minimum guaranteed fees of $750,000 per annum. The leasing agreement for the Company's properties other than the Kings Plaza Mall provides for the Company to pay a fee to Vornado equal to (i) 3% of the gross proceeds, as defined, from the sale of an asset and (ii) in the event of a lease or sublease of an asset, 3% of lease rent for the first ten years of a lease term, 2% of lease rent for the eleventh through the twentieth years of a lease term and 1% of lease rent for the twenty-first through thirtieth year of a lease term. Subject to the payment of rents by tenants, the Company owes Vornado $1,756,000 at December 31, 1999. Such amount is payable annually in an amount not to exceed $2,500,000, until the present value of such installments (calculated at a discount rate of 9% per annum) equals the amount that would have been paid had it been paid on September 21, 1993, or at the time the transactions which gave rise to the commissions occurred, if later.

     During the year ended December 31, 1999, Vornado through Interstate was paid $485,000 by the Kings Plaza Mall for performing leasing services.

     The Company is indebted to Vornado in the amount of $95,000,000, $45,000,000 of which was borrowed in March 1995, and an additional $50,000,000 which was borrowed in October 1999, and is the subordinated tranche of a loan, which has a current outstanding balance of $115,000,000. The Vornado loan, which was scheduled to expire in March 2000, has been extended to March 2001 and the interest rate has been reset from 14.18% per annum to 15.72% per annum as a result of an increase to the Treasury rate. The Company incurred interest on the loan of $7,857,000 for the year ended December 31, 1999.

     During the year ended December 31, 1999, Whitman Breed Abbott & Morgan, a law firm of which Neil Underberg, a director of the Company, is a partner, performed legal services for the Company for which it was paid $508,350.

                    PROPOSAL TO AMEND THE OMNIBUS STOCK PLAN

     The Board of Directors is asking the stockholders to approve an amendment to the Omnibus Stock Plan of Alexander's, Inc. (the "Omnibus Stock Plan" or the "Plan") which would authorize the allocation of an additional 300,000 shares of Common Stock to be reserved for issuance and sale under the Plan. The Omnibus Stock Plan was first approved by stockholders on May 22, 1996. Of the 1,550,000 shares currently authorized under the Plan, 595,000 shares were available for issuance as of December 31, 1999 and 595,000 shares were available for issuance as of April 20, 2000. The fair market value of the Common Stock of the Company on April 20, 2000 was $65.25 per share.

     The purpose of the Omnibus Stock Plan is to promote the financial interests of the Company by encouraging employees and officers of the Company and its subsidiaries, employees of Vornado and its subsidiaries or any other person or entity designated by the Committee (as defined below) (collectively "Eligible Persons") to acquire an ownership interest in the Company, enhancing its ability to attract and retain people or entities of outstanding ability and providing such persons with a way to acquire or increase their proprietary interest in the Company's success. Approval of the amendment of the Plan requires the affirmative vote of a majority of the outstanding shares of Common Stock represented and entitled to vote at the Annual Meeting.

TERMS OF THE OMNIBUS STOCK PLAN

     Under the Plan, Eligible Persons may be granted awards of stock options, stock appreciation rights, performance shares and restricted stock. The Plan is administered by the Omnibus Stock Plan Committee selected by the Board of Directors of the Company, from time to time (the "Committee"), which is comprised exclusively of non-employee Directors, and which will be authorized to select Eligible Persons to receive awards, determine the type of awards to be made, determine the number of shares of Common Stock or share units subject to any award and the other terms and conditions of such awards. All Eligible Persons who have demonstrated significant management potential or who have the capacity for contributing in a substantial measure to the successful performance of the Company, as determined by the Committee, are eligible to receive awards under the Plan. As such criteria is subjective in nature, the Company cannot accurately estimate the number of persons who may be included in such class from time to time. Each officer of the Company could be granted awards under the Plan.

     Except as determined by the Committee with respect to the transferability of stock options by a participant to such participant's immediate family members (or trusts, partnerships or limited liability companies established for such immediate family members) the awards are not assignable or transferable except by will or the laws of descent and distribution and no right or interest of any participant may be subject to any lien, obligation or liability of the participant.

STOCK OPTIONS

     Options may be either "incentive stock options" within the meaning of
Section 422 of the Internal Revenue Code or "non-qualified" stock options; provided, however, that only employees of the Company or its subsidiaries may receive incentive stock options. Stock options entitle the holder to purchase shares of Common Stock at a per share price determined by the Committee which in no event may be less than the fair market value of the Common Stock on the date of grant. For incentive stock options granted to persons owning more than ten percent of the outstanding Common Stock, the option price shall not be less than 110% of the fair market value per share of Common Stock at the date of grant. No employee may receive incentive stock options that, in the aggregate, entitle the employee to purchase, in any calendar year during which such options first become exercisable, stock in the Company, any parent or any subsidiary having a fair market value in excess of $100,000. Stock options will be exercisable for such period as will be determined by the Committee, but in no event may options be exercisable after 10 years from the date of grant (5 years in the case of an incentive stock option granted to a ten percent stockholder). The option price for shares of Common Stock purchased upon the exercise of an option must be paid in full at the time of exercise and may be paid in cash, by tender of unrestricted shares of Common Stock or by a combination of cash and unrestricted shares of Common Stock.

     The Plan provides for the grant of "reload stock options", at the discretion of the Committee, to a participant who uses common shares owned by the participant to pay all or a part of the exercise price of a stock option (including a reload stock option). A reload stock option will cover the number of shares tendered in payment of the exercise price and will have a per share exercise price not less than the fair market value of the common shares on the date of grant of the reload stock option.

     Awards under the Plan are determined by the Committee in its discretion. For this reason, it is not possible to determine the benefits and amounts that will be received by any individual participant or group of participants in the future.

     Upon the grant or exercise of an incentive stock plan, no income will be recognized by the optionee for Federal income tax purposes, and the Company will not be entitled to any deduction. If the shares of Common Stock acquired upon exercise are not disposed of within the one year period beginning on the date of the transfer of the shares of Common Stock to the optionee, nor within the two year period beginning on the date of the grant of the option, any gain or loss realized by the optionee upon the disposition of such shares will be taxed as long-term capital gain or loss. In such event, no deduction will be allowed to the Company. If the shares of Common Stock are disposed of within the one-year or two-year periods referred to above, the excess of the fair market value of the shares of Common Stock on the date of exercise (or, if less, the fair market value on the date of disposition) over the exercise price will be taxable as ordinary income to the optionee at the time of disposition, and the Company will be entitled to a corresponding deduction. The amount by which the fair market value of shares of Common Stock at the time of exercise of an incentive stock option exceeds the option price will constitute an item of tax preference which subjects the optionee to the alternative minimum tax. Whether the optionee will be subject to such tax depends on the facts and circumstances applicable to the individual.

     Upon the grant of a non-qualified option, no income will be realized by the optionee, and the Company will not be entitled to any deduction. Upon the exercise of such an option, the amount by which the fair market value of the shares of Common Stock at the time of exercise of the option exceeds the exercise price will be taxed as ordinary income to the optionee and the Company generally will be entitled to a corresponding deduction.

STOCK APPRECIATION RIGHTS

     Stock appreciation rights entitle the holder to receive from the Company an amount equal to the amount by which the fair market value of a share of Common Stock on the date of exercise exceeds the grant price. Stock appreciation rights may be granted in tandem with a stock option, in addition to a stock option or may be freestanding and unrelated to a stock option and may not be exercised earlier than six months after grant except in the event of the holder's death or disability. The Committee is authorized to determine whether a stock appreciation right will be settled in cash, previously acquired shares of Common Stock or a combination thereof.

PERFORMANCE SHARES

     Performance share awards consist of a grant of actual shares of Common Stock or share units having a value equal to an identical number of shares of Common Stock in amounts determined by the Committee at the time of grant. Performance share awards consisting of actual shares of Common Stock entitle the holder to receive shares of Common Stock in an amount based upon performance conditions of the Company over a performance period as determined by the Committee at the time of grant. Such performance share awards may provide the holder with dividends and voting rights prior to vesting. Performance share awards consisting of share units entitle the holder to receive the value of such units in cash, shares of Common Stock or a combination thereof based upon performance conditions and over a performance period as determined by the Committee at the time of grant. Such performance share awards may provide the holder with dividend equivalents prior to vesting.

RESTRICTED STOCK

     Restricted stock awards consist of a grant of actual shares of Common Stock or share units having a value equal to an identical number of shares of Common Stock. Restricted stock awards consisting of actual shares of Common Stock entitle the holder to receive shares of Common Stock. Such restricted stock awards may provide the holder with dividends and voting rights prior to vesting. Restricted stock awards consisting of share units entitle the holder to receive the value of such units in cash, shares of Common Stock or a combination thereof as determined by the Committee. Such restricted stock awards may provide the holders with dividend equivalents prior to vesting. The employment conditions and the length of the period for vesting of restricted stock awards will be established by the Committee at time of grant.

           INFORMATION RESPECTING THE COMPANY'S INDEPENDENT AUDITORS

     The Board has retained Deloitte & Touche LLP to act as independent auditors for the fiscal year ending December 31, 2000. The firm of Deloitte & Touche LLP was engaged as independent auditors for the 1999 fiscal year and representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting.

They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                 ADDITIONAL MATTERS TO COME BEFORE THE MEETING

     The Board does not intend to present any other matter, nor does it have any information that any other matter will be brought before the Annual Meeting. However, if any other matter properly comes before the Annual Meeting, it is the intention of the person named in the enclosed proxy to vote said proxy in accordance with his judgment on such matters.

                              ADVANCE NOTICE BYLAW

     The By-laws of the Company provide that in order for a stockholder to nominate a candidate for election as a director at an annual meeting of stockholders or propose business for consideration at such meeting, notice must be given to the Secretary of the Company no more than 150 days nor less than 120 days prior to the first anniversary of the preceding year's annual meeting.

                             STOCKHOLDER PROPOSALS

     Stockholder proposals for the 2001 Annual Meeting of Stockholders of the Company must be received at the principal executive office of the Company, Park 80 West Plaza II, Saddle Brook, New Jersey 07663, Attention: Secretary, not later than March 2, 2001 for inclusion in the 2001 proxy statement and form of proxy.

                                          By Order of The Board of Directors

                                          Stephen Mann
                                          Chairman

May 8, 2000

                               ALEXANDER'S, INC.

    The undersigned, revoking all prior proxies, hereby appoints Steven Roth proxy, with full power of substitution, to attend, and to vote all shares the undersigned is entitled to vote, at the Annual Meeting of Stockholders of Alexander's, Inc. (the "Company") to be held at the Marriott Hotel, Interstate 80 and the Garden State Parkway, Saddle Brook, New Jersey 07663 on Wednesday, May 31, 2000, at 2:00 P.M., local time, upon any and all business as may properly come before the meeting and all adjournments thereof. Said proxy is authorized to vote as directed below upon the proposals, which are more fully set forth in the Proxy Statement and otherwise in his discretion upon such other business as may properly come before the meeting and all adjournments thereof, all as more fully set forth in the Notice of Meeting and Proxy Statement, receipt of which is hereby acknowledged.

    THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF THIS PROXY IS EXECUTED, BUT NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS AND "FOR" THE APPROVAL OF THE AMENDMENT TO THE COMPANY'S OMNIBUS STOCK PLAN.

                 (Continued and to be executed on reverse side)

1.   ELECTION OF DIRECTORS:
     The Board of Directors recommends a Vote "FOR" Election of
     Directors
     [ ]  FOR all nominees listed below
     [ ] WITHHOLD AUTHORITY to vote for all nominees listed below
     Nominees:  Steven Roth
     David Mandelbaum
     Richard West
     (Instructions: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

     ------------------------------------------------------------
2.   APPROVAL OF THE AMENDMENT TO THE COMPANY'S OMNIBUS STOCK
     PLAN:
     The Board of Directors recommends a Vote "FOR" the approval of the Amendment to the Company's Omnibus Stock Plan
     FOR [ ]               AGAINST [ ]               ABSTAIN [ ]

                                                Please date and sign exactly as
                                                your name or names appear
                                                hereon. Each joint owner must
                                                sign. (Officers, Executors,
                                                Administrators, Trustees, etc.
                                                will kindly so indicate when
                                                signing.)

                                                Dated

       ------------------------------------------------------------------------,
                                                2000

                                                --------------------------------
                                                  Signature(s) of Stockholder(s)

                                                VOTES MUST BE INDICATED (X) IN
                                                BLACK OR BLUE INK. [X]

    PLEASE VOTE, DATE AND SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.